Exhibit 16.1

March 6, 2012

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
U.S.A.

Dear Ladies and Gentlemen:

Re: OSL Holdings Inc.

We are the former independent auditors for OSL Holdings Inc. (the “Company”). We have read the Company’s disclosure in the section “Changes in Registrant’s Certifying Accountant” as included in Section 4.01 of the Company’s 8-K dated March 6, 2012 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

Very truly yours,

/s/ DNTW

Chartered Accountants, LLP

Licensed Public Accountants